                            SCHEDULE 14C INFORMATION
             INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))
[X] Definitive Information Statement

                                FTD CORPORATION
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement or number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No.:
    3) Filing Party:
    4) Date Filed:

                                FTD CORPORATION
                              3113 Woodcreek Drive
                         Downers Grove, Illinois 60515

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD THURSDAY, NOVEMBER 5, 1998

     The Annual Meeting of the Stockholders of FTD Corporation (the "Meeting") will be held at the offices of FTD Corporation located at 3113 Woodcreek Drive, Downers Grove, Illinois 60515 on Thursday, November 5, 1998 at 10:00 a.m. CST for the following purposes:

          1. To elect a board of five directors to serve until the next meeting or until their successors are duly elected and qualified; and

          2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on October 5, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

     Each stockholder is entitled to one vote for each share of Class A Common Stock held by him or her at the close of business on the Record Date. All stockholders are encouraged to attend the Meeting and vote his or her shares of Class A Common Stock in person as the Company is not providing proxies herewith or soliciting any proxies.

                                         By Order of the Board of
                                                Directors,

                                          Scott D. Levin
                                          SCOTT D. LEVIN
                                          Secretary

October 12, 1998

                       WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                FTD CORPORATION
                              3113 Woodcreek Drive
                         Downers Grove, Illinois 60515

                           -------------------------

                             INFORMATION STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD THURSDAY, NOVEMBER 5, 1998

INTRODUCTION

     This Information Statement is furnished by the Board of Directors of FTD Corporation (the "Company"), in connection with the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Thursday, November 5, 1998 to elect a board of five directors. The Board of Directors has no knowledge of any other business to come before the Meeting.

     The holders of record of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), as of the close of business on October 5, 1998 (the "Record Date"), are entitled to vote on all matters brought before the Meeting. As of October 5, 1998, there were 12,439,075 shares of Class A Common Stock outstanding.

     Each stockholder is entitled to one vote for each share of Class A Common Stock held by him or her at the close of business on the Record Date. All stockholders are encouraged to attend the Meeting and vote his or her shares in person as the Company is not providing proxies herewith or soliciting any proxies.

     This Information Statement is first being mailed to stockholders on or about October 12, 1998. A copy of the Company's Annual Report for the year ended June 30, 1998 is being mailed to all stockholders with this Information Statement.

                       PROPOSAL -- ELECTION OF DIRECTORS

     Five directors are to be elected at the Meeting to hold office until the next meeting or until their successors have been duly elected and qualified. The election of directors requires the affirmative vote of at least a plurality of shares of Class A Common Stock present or represented at a meeting at which a quorum (a majority of the outstanding shares of Class A Common Stock entitled to vote) is present or represented. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

DIRECTORS

     The following table sets forth the name and age of each nominee for director, the year first elected a director and the positions held by them with the Company.

                                                       YEAR FIRST
                    NAME                        AGE     ELECTED                   POSITION
                    ----                        ---    ----------                 --------
Richard C. Perry............................    43        1994       Chairman of the Board of Directors
Veronica K. Ho..............................    38        1994       Director
Gary K. Silberberg..........................    38        1994       Director
Geoffrey Rehnert............................    41        1994       Director
Habib Y. Gorgi..............................    42        1997       Director

     Set forth below is certain biographical information about each of the Company's directors.

RICHARD C. PERRY

Chairman of the Board of Directors

     Mr. Perry has been Chairman of the Board of Directors of the Company since December 1994. Mr. Perry is also Chairman of the Board of Directors of Florists' Transworld Delivery, Inc. (the "Operating Company"). Mr. Perry is the President and founder of Perry Capital LLC, a private money management firm. Prior to forming the predecessor of Perry Capital LLC in 1988, Mr. Perry was with Goldman, Sachs & Co. Mr. Perry is an Adjunct Associate Professor at the New York University Stern School of Business Administration. He is also a director of Radio & Records, Inc., Uniplast Holding, Inc. and a trustee of the Allen Stevenson School and the Board of Facing History and Ourselves. Mr. Perry received a B.S. from the Wharton School of the University of Pennsylvania in 1977 and an M.B.A. from New York University Graduate School of Business Administration in 1980.

VERONICA K. HO

Director

     Ms. Ho has been a member of the Board of Directors of the Company since December 1994. Ms. Ho is also a member of the Board of Directors of the Operating Company and a principal of Perry Capital LLC. Before joining Perry Capital LLC in April 1993, Ms. Ho was principal financial officer of Whitehall Corporation, a producer of defense, electronics, and technology systems, from April 1991 to March 1993. Ms. Ho is also a member of the Board of Directors of Radio & Records, Inc., Uniplast Holdings, Inc. and the New York Advisory Board of Facing History and Ourselves. She received a B.A. from Brown University in Economics and Applied Mathematics in 1982 and an M.B.A. from the Harvard Graduate School of Business Administration in 1986. Ms. Ho is married to Mr. Silberberg.

GARY K. SILBERBERG

Director

     Mr. Silberberg has been a member of the Board of Directors of the Company since December 1994. Mr. Silberberg is also a member of the Board of Directors of the Operating Company. Mr. Silberberg is a Managing Director of Perry Capital LLC. Prior to joining Perry Capital LLC in April 1994, Mr. Silberberg was a principal of Baker Nye Investments, where he managed an investment portfolio for seven years. Before that time, Mr. Silberberg practiced corporate law with Skadden, Arps, Slate, Meagher & Flom. Mr. Silberberg received an Sc.B. in Economics and Applied Mathematics from Brown University in 1982 and a J.D. from Yale Law School in 1985. Mr. Silberberg is married to Ms. Ho.

GEOFFREY REHNERT

Director

     Mr. Rehnert has been a member of the Board of Directors of the Company since December 1994. Mr. Rehnert has been a General Partner and Managing Director of Bain Capital, Inc. ("Bain") since 1986. He is a director of ICON Health & Fitness, Inc., Nutra Ceutical, Inc., a manufacturer and distributor of vitamins, minerals and supplements, and Kollmorgen Corporation. Mr. Rehnert received a B.A. from Duke University in 1979 and a J.D. from Stanford Law School in 1984.

HABIB Y. GORGI

Director

     Mr. Gorgi has been a member of the Board of Directors of the Company since January 1997. Mr. Gorgi is also a member of the Board of Directors of the Operating Company. Mr. Gorgi was the Executive Vice President of various investment funds controlled by Fleet Financial Group, Inc. ("FGR") from January 1986 to December 1995, when he became President of FGR. Mr. Gorgi serves on the Board of Directors of several non-public companies. Mr. Gorgi earned an A.B. from Brown University in 1978, and an M.B.A. from Columbia University in 1983.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     In the fiscal year ending June 30, 1998, the Board of Directors held no meetings and took action by unanimous written consent of the directors nine times. There were no committees of the Board of Directors. All decisions pertaining to audit, compensation and option grants were under the direct jurisdiction of the full Board of Directors.

DIRECTORS FEES

     Each non-employee director who is not affiliated with any of the Principal Stockholders receives $1,000 for each Board of Directors meeting attended. All directors are reimbursed for the reasonable expenses incurred in connection with each meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company currently does not have a compensation committee. All matters which would otherwise be determined by the compensation committee are considered by the entire Board of Directors.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Information Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     The Board of Directors of the Company traditionally performs the functions of a compensation committee, including the review and approval of compensation and terms of employment for all officers of the Company and its subsidiaries. The members of the Board of Directors in fiscal 1998 were Richard C. Perry, Veronica K. Ho, Geoffrey Rehnert, Gary K. Silberberg and Habib Y. Gorgi.

     The Company's executive compensation is intended to attract high-caliber executives at the Company and Operating Company levels and to reward, retain and motivate management based on corporate and individual annual and long-term business performance. The primary component of compensation has been base salary, however approximately 50 key employees of the Company and the Operating Company are covered by the Key Management Incentive Plan ("KMIP"), which provides bonuses in the event that (i) the Company achieves one or more targets based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization), and (ii) the individual achieves specified goals. The Company also awards stock options to its officers and other employees pursuant to the FTD Corporation 1994 Stock Award and Incentive Plan as amended (the "Option Plan"). Such awards are designed to provide incentives to the participating officers and key employees that are linked directly to increases in stockholder value and that will therefore inure to the benefit of all stockholders of the Company. The Board of Directors believes that the Company's executive compensation arrangements are reasonable in light of the needs of the Company, competitive compensation levels and the goals of retention and motivation of management. In determining salary and other compensation levels for the executive officers, primary consideration is given to each executive's level of responsibility and individual performance.

     At the beginning of the Company's fiscal year, the Board of Directors reviews the Company's near and long-term strategies and objectives with the President. These form the basis for adopting or modifying corporate annual EBITDA and net income plan goals recommended by the President. Based on this review, the Board of Directors establishes the Company's total compensation structure for the year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation. The Board of Directors considers, among other matters, marketplace pay levels and practices, as well as the Company's need to continue to attract, retain and motivate employees. Such compensation structure is discussed with the Board of Directors, which is asked to ratify base salary amounts and bonuses for officer level employees, including the Company's executive officers.

     At year-end, the Board of Directors in consultation with the President assess results achieved and strategic progress relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations, and stockholder value. No particular weightings are assigned by the Board of Directors to any such factors. Based on this assessment, the Board reviews and considers the President's year-end compensation proposals.

     Mr. Norton, President of the Company and President and Chief Executive Officer of the Operating Company, received a base salary of $293,269 for the fiscal year ended June 30, 1998. Mr. Norton did not receive a bonus for fiscal 1998. The amount of Mr. Norton's base salary was computed based upon the letter agreements entered into between Mr. Norton and the Company dated October 17, 1996 and June 6, 1997 ("Old Norton Employment Arrangements"). In fiscal 1998 the Company issued Mr. Norton 40,000 additional shares of Class A Common Stock, which are subject to restrictions on transfer and forfeiture in the event of termination of employment prior to the expiration of a specified period of time. These shares were issued pursuant to the terms of the Old Norton Employment Arrangements. Determination of whether or not Mr. Norton received a bonus for fiscal 1998 was based upon meeting performance criteria established by the Board of Directors. The Board of Directors believes that Mr. Norton's compensation is competitive with that of Chief Executive Officers of comparable companies and deems such compensation to be fair and appropriate.

                                          The Board of Directors

                                            Richard C. Perry
                                            Veronica K. Ho
                                            Gary K. Silberberg
                                            Geoffrey Rehnert
                                            Habib Y. Gorgi

PERFORMANCE GRAPH

     The following graph provides a comparison of the cumulative total return of the Company's Class A Common Stock with the Standard & Poor's MidCap 400 Stock Index and the cumulative total return on the index for the standard industrial classification code, Business Services. The cumulative total returns for each index were prepared by Media General Financial Services. Each case assumes an initial investment of $100 after the close of the market on August 25, 1996, as well as the reinvestment of any dividends.

                        COMPARE CUMULATIVE TOTAL RETURN
                             AMONG FTD CORPORATION,
                      S&P MID-CAP INDEX AND SIC CODE INDEX

               MEASUREMENT PERIOD                       FTD             SIC CODE          S&P MID-
             (FISCAL YEAR COVERED)                 CORPORATION(1)        INDEX              CAP
1996                                                        100.00            100.00            100.00
1997                                                        206.67             98.81            125.06
1998                                                        280.00             92.95            159.02

                    ASSUMES $100 INVESTED ON AUGUST 25, 1996
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JUNE 30, 1998
-------------------------
(1) Because no established public trading market exists for the Company's Class A Common Stock, values were based on an assumed stock price of $3.75, $7.75 and $10.50 per share (as adjusted for the Stock Split), at August 25, 1996, June 30, 1997 and June 30, 1998, respectively. The foregoing prices were used by FTD for purposes of granting stock options to employees under the Option Plan. There can be no assurance that such price per share represents the actual fair market value of a Share of Class A Common Stock.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, for the Company's last three fiscal years, the compensation of those persons who were, at June 30, 1998, the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Officers").

     On February 2, 1998 the Board of Directors of the Company declared a 100% stock dividend (2 for 1 stock split) of the Company's Class A Common Stock and Class B Common Stock for stockholders of record as of February 9, 1998 (the "Stock Split"). All references to the capital stock of the Company have been restated to reflect the Stock Split.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                                                           ------------------------
                                                                           RESTRICTED
                                              ANNUAL COMPENSATION(1)         STOCK       SECURITIES
                                           ----------------------------    AWARDS(2)     UNDERLYING     ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR     SALARY      BONUS         ($)        OPTIONS(#)    COMPENSATION
       ---------------------------         ----     ------      -----      ----------    ----------    ------------
Robert L. Norton.........................  1998    $293,269    $     --     $150,000(3)        --        $20,311(4)
  President -- FTD Corporation             1997     185,096     275,000      200,000        2,147          2,147(5)
  President and Chief Executive Officer
  -- Operating Company
Fred Johnson.............................  1998     172,384      15,130(6)   155,000(7)   100,000         21,687(8)
  Executive Vice President of
  Technology -- Operating Company
Francis Piccirillo.......................  1998     150,385      13,320(6)   155,000(9)    80,000         61,176(10)
  Treasurer -- FTD Corporation
  Vice President, Chief Financial Officer
  and Treasurer -- Operating Company
Scott D. Levin...........................  1998     156,923      12,380           --           --         51,832(11)
  Secretary -- FTD Corporation             1997     137,885      75,000           --       60,000         18,127(12)
  Vice President, General                  1996      17,788      25,000           --           --         11,271(13)
  Counsel and Secretary --
  Operating Company
Michael Soenen...........................  1998     115,771       9,380           --       10,000          8,570(14)
  Vice President of Marketing --           1997      77,884      50,000           --           --             --
  Operating Company

-------------------------
 (1) Includes cash bonuses paid in the fiscal year following the referenced fiscal year with respect to services rendered in the prior fiscal year. See "CERTAIN RELATIONSHIPS AMD RELATED TRANSACTIONS -- Key Management Incentive Plan."

 (2) Because no established public trading market exists for the underlying securities, restricted stock award values on the date of grant thereof were based on an assumed stock price of $3.75 per share for Robert L. Norton, and $7.75 per share for Fred Johnson and Francis Piccirillo, which prices were used by FTD at the date of grant for purposes of granting additional options under the Company's Option Plan. Fiscal year-end restricted stock award values were based on an assumed stock price of $10.50 per share, which price is currently used by FTD for purposes of granting additional options under the Company's Option Plan. There can be no assurance that such price per share represents the actual fair market value of a share. Holders of shares of restricted stock will be entitled to receive dividends if and when declared by the Board of Directors.

 (3) As of June 30, 1998, Mr. Norton holds 40,000 shares of restricted stock with an aggregate value of $420,000.

 (4) Represents $17,587 in compensation for moving expenses and $2,724 in flexible dollars for use in connection with the Company's benefit plans.

 (5) Represents flexible dollars for use in connection with the Company's benefit plans.

 (6) Includes cash bonuses of $1,630 for Fred Johnson and Francis Piccirillo paid in the referenced fiscal year pursuant to the KMIP.

 (7) As of June 30, 1998, Mr. Johnson holds 20,000 shares of restricted stock with an aggregate value of $210,000.

 (8) Reflects $19,831 in compensation for moving expenses and $1,856 in flexible dollars for use in connection with the Company's benefit plans.

 (9) As of June 30, 1998, Mr. Piccirillo holds 20,000 shares of restricted stock with an aggregate value of $210,000.

(10) Reflects $59,397 in compensation for moving expenses and $1,779 in flexible dollars for use in connection with the Company's benefit plans.

(11) Reflects $49,536 in compensation for moving expenses and $2,296 in flexible dollars for use in connection with the Company's benefit plans.

(12) Reflects $15,703 in compensation for moving expenses and $2,424 in flexible dollars for use in connection with the Company's benefit plans.

(13) Reflects $10,996 in compensation for moving expenses and $275 in flexible dollars for use in connection with the Company's benefit plans.

(14) Reflects $7,402 in compensation for moving expenses and $1,168 in flexible dollars for use in connection with the Company's benefit plans.

     The following table sets forth individual grants of stock options made to the Named Officers during the fiscal year ended June 30, 1998. Options are exercisable for Class A Common Stock, par value $.01 per share, of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS                                          POTENTIAL REALIZABLE
                          ------------------------------                                     VALUE AT ASSUMED
                                             PERCENT OF                                      ANNUAL RATES OF
                            NUMBER OF          TOTAL                                           STOCK PRICE
                            SECURITIES        OPTIONS                                        APPRECIATION FOR
                            UNDERLYING       GRANTED TO     EXERCISE OR                        OPTION TERM
                             OPTIONS        EMPLOYEES IN     BASE PRICE     EXPIRATION    ----------------------
         NAME             GRANTED (#)(1)    FISCAL YEAR        ($/SH)          DATE          5%          10%
         ----             --------------    ------------    -----------     ----------       --          ---
Fred Johnson..........        50,000(2)         24.2%          $ 7.75       10/28/2007     814,447     1,237,923
                              50,000(2)         24.2            15.00       10/28/2007          --            --
Francis Piccirillo....        40,000(2)         19.3             7.75       10/28/2007     651,558       990,338
                              40,000(2)         19.3            15.00       10/28/2007          --            --
Michael Soenen........        10,000(2)          4.8             7.75       10/28/2007     162,889       247,585

-------------------------
(1) Options granted under the Company's Option Plan.

(2) Such options vest and become exercisable in four equal, cumulative installments, with the first vesting date being July 1, 1998 for Fred Johnson and Francis Piccirillo and January 1, 1998 for Michael Soenen.

     The following table sets forth the June 30, 1998 aggregate value of unexercised options held by each of the Named Officers.

                        FISCAL YEAR-END OPTION VALUES(1)

                                            NUMBER OF SECURITIES UNDERLYING
                                        UNEXERCISED OPTIONS AT FISCAL YEAR-END                 VALUE OF UNEXERCISED
                                -------------------------------------------------------      IN-THE-MONEY OPTIONS AT
                                  SHARES                                                         FISCAL YEAR-END
                                ACQUIRED ON     VALUE                                      ----------------------------
            NAME                 EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                -----------    --------    -----------    -------------    -----------    -------------
Robert L. Norton............        --           --              --          220,000         $    --        $810,000
Fred Johnson................        --           --              --          100,000              --         137,500
Francis Piccirillo..........        --           --              --           80,000              --         110,000
Scott D. Levin..............        --           --          12,500           47,500          33,750         168,750
Michael Soenen..............        --           --              --           10,000              --          13,750

-------------------------
(1) Because no established public trading market exists for the underlying securities, fiscal year-end option values were based on an assumed stock price of $10.50 per share, which price is currently used by the Company for purposes of granting additional options under the Company's Option Plan. There can be no assurance that such price per share represents the actual fair market value of a share.

     No options were exercised during the fiscal year ended June 30, 1998 by a Named Officer.

     1994 Stock Award and Incentive Plan. The Option Plan was adopted by the Board of Directors of the Company and approved by the Company's stockholders on December 9, 1994 and amended on June 12, 1995. The maximum number of shares of Class A Common Stock and Class B Common Stock, par value $.0005 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), authorized for issuance under the Option Plan is equal to 15% of the initial equity capital of the Company. The Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is the Option Plan a qualified plan within meaning of Section 401(a) of the Internal Revenue Code ("Code").

     The Option Plan is designed to enable the Company to attract and retain highly qualified personnel who will contribute to the Company's success by their ability, ingenuity and to provide incentives to the participating officers and other key employees that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

     Options may be granted to officers, other key employees of the Company (collectively, the officers and key employees are referred to as "Eligible Employees"), directors of the Company (other than members of the Compensation Committee of the Board of Directors), and consultants and advisors to the Company who are responsible for or contribute to the management, growth and/or profitability of the business of the Company (each a "Participant"). As of June 30, 1998, stock options to purchase an aggregate of 519,000 shares of Class A Common Stock were outstanding (506,500 of which have not yet vested).

     The Option Plan is administered by the Board of Directors or, if appointed by the Board, the Compensation Committee (as applicable, the "Administrator"). The Company currently does not have a Compensation Committee. The Option Plan permits the Administrator to determine which Participants shall receive awards, the times when awards are to be granted and the number of shares, terms and conditions on which the awards will be granted (not inconsistent with the terms of the Option Plan). The Administrator is entitled to determine whether and to what extent stock options, Stock Appreciation Rights ("SARs"), Limited Stock Appreciation Rights ("LSARs"), Restricted Stock, Deferred Stock, Performance Shares or a combination of the foregoing, are to be granted thereunder.

     The Option Plan provides for grants of Incentive Stock Options ("ISOs"), meeting the requirements of Section 422 of the Code and Non-qualified Stock Options ("NSOs"), which do not qualify as ISOs. Eligible Employees may be granted ISOs, NSOs, or both, while all other Participants may only be granted NSOs, although all awards may be with or without SARs or LSARs. The option price per share under each ISO or

NSO is to be determined by the Administrator in its sole discretion at the time of grant but shall not, in the case of ISOs, be less than 100% of the Fair Market Value (as defined therein) of the stock on such date. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company and an ISO is granted to such employee, the option price of such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such ISO is granted. The Company is authorized to make loans available to Participants in connection with the exercise of outstanding options granted under the Option Plan as the Administrator, in its sole discretion, may determine appropriate.

     Unless otherwise determined by the Administrator, the options shall not be transferable and shall only be exercisable during the optionee's lifetime by the optionee. In the event that an employee is terminated for any reason, the stock option may thereafter be exercised to the extent provided in the applicable subscription or award agreement.

     SARs and LSARs may be granted either alone ("Free Standing") or in conjunction with all or part of any option granted under the Option Plan ("Related Rights"). LSARs may only be exercised within the 30-day period following a Change of Control (as defined by the Administrator in the agreement evidencing such LSAR), and, with respect to LSARs that are Related Rights, only to the extent that the stock options to which they relate shall be exercisable in accordance with the provisions of the Option Plan.

     SARs that are Related Rights are exercisable only at such time or times and to the extent that the stock options to which they relate shall be exercisable. Upon the exercise of a SAR that is a Related Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Common Stock (or in some combination of cash and shares of Common Stock) equal in value to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise over the option price per share specified in the related stock option multiplied by the number of shares of Common Stock in respect of which such Related Right SAR is being exercised. The Administrator has the right to determine the form of payment.

     SARs that are Free Standing are exercisable at such time or times and subject to such terms and conditions as are determined by the Administrator at or after the grant thereof. Upon the exercise of a SAR that is Free Standing, a recipient shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Common Stock (or any combination of cash or shares of Common Stock) equal in value to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise over the price per share specified in the grant thereof (which price shall be no less than 100% of the Fair Market Value of the Common Stock on the date of grant) multiplied by the number of shares of Common Stock in respect to which the right is being exercised. The Administrator has the right to determine the form of payment.

     Restricted Stock, Deferred Stock or Performance Share awards may be issued either alone or in addition to other awards granted under the Option Plan. Such awards are generally subject to restrictions on transfer and termination determined in the discretion of the Administrator. Such restrictions may be accelerated or waived in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination of employment or service, death or disability or the occurrence of a Change of Control (as defined in the agreement evidencing such award).

     Upon the award of any restricted stock or performance shares, the participant will have the rights of a stockholder with respect to the shares, including dividend rights, subject to the conditions and restrictions generally applicable to restricted stock specifically set forth in the award agreement for the participant's restricted stock or performance shares. Upon an award of deferred stock, the participant will not have any rights of a stockholder, other than the right to receive dividends, during the specified deferral period.

     The Administrator may amend, alter or discontinue the Option Plan, provided that any amendment which would (i) increase the total number of shares of stock reserved for the purpose of the Option Plan, (ii) change the class of employees, directors, consultants and advisors eligible to participate in the Option Plan or (iii) extend the maximum option period must be approved by the stockholders to the extent such amendment would affect the qualified status of the Option Plan under Rule 16b-3 of the Securities Exchange Act of 1934 ("Act").

     Pension Plan. Prior to January 1, 1997, the Company provided a qualified defined benefit pension plan (the "Pension Plan") which covered all employees who received a regular salary and who did not work a varied schedule for purposes of meeting the peak demand requirements of the Company's business (provisional employees). Effective January 1, 1997, amendments to the Pension Plan were adopted, including the elimination of the accrual of future benefits under the Pension Plan.

     The following table shows the estimated annual pension benefits payable to a covered participant upon normal retirement at age 65 under the Pension Plan, based on the remuneration that is covered under the Pension Plan and years of service with the Company and its subsidiaries:

                                                                 YEARS OF SERVICE
                                          --------------------------------------------------------------
                                             5         10         15         20         25         30
             REMUNERATION                    -         --         --         --         --         --
             ------------                 --------------------------------------------------------------
 $ 50,000.............................    $ 4,150    $ 8,300    $12,450    $16,600    $20,750    $24,900
   60,000.............................      5,025     10,050     15,075     20,100     25,125     30,150
   70,000.............................      5,900     11,800     17,700     23,600     29,500     35,400
   80,000.............................      6,775     13,550     20,325     27,100     33,875     40,650
   90,000.............................      7,650     15,300     22,950     30,600     38,250     45,900
  100,000.............................      8,625     17,050     25,575     34,100     42,625     51,150
  110,000.............................      9,400     18,800     28,200     37,600     47,000     56,400
  120,000.............................     10,275     20,550     30,825     41,100     51,375     61,650
  130,000.............................     11,150     22,300     33,450     44,600     55,750     66,900
  140,000.............................     12,025     24,050     36,075     48,100     60,125     72,150
  150,000 to 270,000..................     12,900     25,600     38,700     51,600     64,500     77,400

     Pension Plan benefits, as shown above, are calculated based upon total years of services to a maximum of 30 years and the average of the five highest consecutive calendar years' salary, bonus and certain elements of other compensation and assume that participants have contributed all years to the Tax Deferred Account-Mandatory under the Company's 401(k) Retirement Savings Plan (as amended, the "401(k) Plan"). The annual pension benefits shown are computed as a straight life annuity with ten years certain period beginning at age 65, and assume that participants will transfer the balance of the Tax Deferred Account-Mandatory from the 401(k) Plan to the Pension Plan. The amounts paid under the Pension Plan are not offset by any social security payments. There are no Named Officers eligible to receive benefits under the Pension Plan.

     401(k) Plan. The Company has amended, effective January 1, 1997, its 401(k) Plan for all of its eligible employees to replace certain benefits eliminated under the Pension Plan. Generally, any employee who has completed 12 months of service and is over 21 years of age is eligible to participate in the 401(k) Plan. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her compensation for services rendered in any year, not to exceed a statutorily prescribed annual limit. Participants in the 401(k) Plan are always fully vested in their own contributions. The 401(k) Plan provides that the Company may make matching contributions to the 401(k) Plan based on the Company's net income and at the discretion of the Board of Directors. Each participant becomes fully vested in the Company's contributions allocated to his or her account upon completion of five years of service. The Company's contributions are tax-deductible to the Company. Company contributions to the 401(k) Plan for fiscal 1998 were $211,312 and contributions of $15,649 were made by the Company to the accounts of the Named Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the ownership of the Company's Common Stock as of August 31, 1998, as adjusted to reflect the Stock Split, by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock; (ii) each director and each of the Named Officers owning equity securities of the Company;

and (iii) all executive officers and directors of the Company as a group. To the knowledge of the Company, each of such stockholders has sole voting and dispositive power as to the shares beneficially owned unless otherwise noted.

                                                                  CLASS A                   CLASS B
                                                                COMMON STOCK             COMMON STOCK
                                                                  (VOTING)                (NONVOTING)
                                                           ----------------------    ---------------------
                                                             NUMBER      PERCENT      NUMBER      PERCENT
                                                           OF SHARES     OF CLASS    OF SHARES    OF CLASS
                                                           ---------     --------    ---------    --------
Perry Partners(1)......................................     7,458,862    59.78%            --         --
  599 Lexington Avenue
  New York, NY 10022
Bain Funds(2)..........................................     2,679,616     21.47            --         --
  Two Copley Place
  Boston, MA 02116
Richard C. Perry(3)....................................     7,458,862     59.78            --         --
Habib Y. Gorgi(4)......................................       430,904      3.45       698,750     23.70%
Geoffrey Rehnert(5)....................................     2,679,616     21.47            --         --
Robert L. Norton(6)....................................       260,000         *            --         --
Fred Johnson(7)........................................        51,450         *            --         --
Francis Piccirillo(8)..................................        46,450         *            --         --
Scott D. Levin(9)......................................        44,166         *            --         --
Michael Soenen(10).....................................        19,166         *            --         --
All executive officers and directors of FTD as a group
  (8 people)(11).......................................    10,990,614    86.70%       698,750     23.70%

-------------------------
  *  Represents less than 1%

 (1) Perry Acquisition Partners, L.P. ("Perry Partners").

 (2) A group of five investment funds (the "Bain Funds") controlled by Bain.

 (3) The address of Mr. Perry is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. All of the shares shown are held by Perry Partners. Mr. Perry has a controlling interest in Perry Investors, LLC, the general partner of Perry Partners. Accordingly, Mr. Perry may be deemed to have voting and dispositive power with respect to the shares held by Perry Partners. Mr. Perry disclaims beneficial ownership of such shares.

 (4) The address of Mr. Gorgi is c/o Fleet Equity Partners, 50 Kennedy Place, Providence, Rhode Island 02903. Includes shares owned by FGR, Fleet Equity Partners VII, L.P. ("FEP"), and Chisholm Partners II, L.P. ("CPII") (the "Fleet Funds"). Two of the Fleet Funds are controlled by FFG, and one of the Fleet Funds is controlled by an affiliate of a FFG subsidiary. Mr. Gorgi is the President of FGR, Silverado V Corp. ("SVC") and Silverado II Corp. ("SIIC"). FGR and SVC are general partners of FEP, and SIIC is the general partner of Silverado II L.P. ("SIILP"), which is the general partner of CPII. Mr. Gorgi is also a limited partner of FEP and SIILP. As President of FGR, SVC and SIIC, Mr. Gorgi may be deemed to share voting and dispositive power with Robert M. Van Degna, Chairman & CEO of those entities. Mr. Gorgi disclaims beneficial ownership of all shares which are directly owned by FGR and those shares which are directly owned by FEP and CPII, except for his pecuniary interest therein.

 (5) The address of Mr. Rehnert is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116. All of the shares shown are owned by the Bain Funds. Mr. Rehnert is a Managing Director of Bain, which is a general partner of the Bain Funds. Accordingly, Mr. Rehnert may be deemed to share voting and dispositive power as to the shares held by the Bain Funds. Mr. Rehnert disclaims beneficial ownership of such shares. In addition, the other Managing Directors of Bain, Joshua Bekenstein,

     Edward Conrad, David Dominik, Paul Edgerley, Robert Gay, Adam Kirsch, Mark Nunnelly, Mitt Romney, Stephan Pagliuca, Mark B. Wolpow and Robert White, may also be deemed to share voting and dispositive power as to, and also disclaim beneficial ownership of, such shares.

 (6) The address of Mr. Norton is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 110,000 shares issuable upon exercise of outstanding options which are currently exercisable, 40,000 restricted shares which will vest in three equal annual installments commencing September 30, 1999 and 50,000 restricted shares which will vest in three equal annual installments commencing September 30, 2001. The shares owned by Mr. Norton are subject to certain restrictions on transfer.

 (7) The address of Mr. Johnson is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 25,000 shares issuable upon exercise of outstanding options which are currently exercisable and 20,000 restricted shares which will vest in three equal annual installments commencing September 30, 2000. The shares owned by Mr. Johnson are subject to certain restrictions on transfer.

 (8) The address of Mr. Piccirillo is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 20,000 shares issuable upon exercise of outstanding options which are currently exercisable and 20,000 restricted shares which will vest in three equal annual installments commencing September 30, 2000. The shares owned by Mr. Piccirillo are subject to certain restrictions on transfer.

 (9) The address of Mr. Levin is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 27,500 shares issuable upon exercise of outstanding options which are currently exercisable and 10,000 restricted shares which will vest in three equal annual installments commencing September 30, 2001. The shares owned by Mr. Levin are subject to certain restrictions on transfer.

(10) The address of Mr. Soenen is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 2,500 shares issuable upon exercise of outstanding options which are currently exercisable and 10,000 restricted shares which will vest in three equal annual installments commencing September 30, 2001. The shares owned by Mr. Soenen are subject to certain restrictions on transfer.

(11) Includes 150,000 restricted shares which will vest in three equal annual installments commencing September 30, 1999 with respect to 40,000 shares, September 30, 2000 with respect to 40,000 shares and September 30, 2001 with respect to 70,000 shares, and includes 185,000 shares issuable upon exercise of outstanding options which are currently exercisable.

     Except as described above, no directors or executive officers of the Company beneficially own any shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Management Consulting Services Agreement. Parties related to each of Perry Partners, the Bain Funds and the Fleet Funds (the "Principal Stockholders") have entered into an agreement for management consulting services (the "Management Consulting Services Agreement") with the Company pursuant to which they will make available to the Operating Company's management, financial and other corporate advisory services. Subject to certain limitations contained in the Company's $100 million Credit Agreement dated as of November 20, 1997 with First Chicago Capital Markets, Inc. (the "Bank Credit Facilities") and the indenture with respect to the Operating Company's $60.0 million aggregate principal amount of 14% Senior Subordinate Notes due 2001 (the "Notes"), for each fiscal year of the Operating Company, the Operating Company will pay dividends to the Company sufficient to allow the Company to pay such affiliates the annual fee of $400,000 plus up to an additional $1.6 million per year conditioned upon the achievement of certain levels of EBITDA (earnings before interest, taxes, depreciation and amortization), and reimbursement of reasonable out-of-pocket expenses. Subject to certain conditions, such fee will be shared by the parties thereto in proportion to their relative ownership interests in the Company. Pursuant to the Management Consulting Services Agreement, the Principal Stockholders will receive $2.0 million for the year ended June 30, 1998.

     Certain directors of the Company will receive indirectly a portion of the management fee as a result of their ownership interest in or other relationship with the entities providing services to the Operating Company. Mr. Rehnert, a director of the Company designated by the Bain Funds, is a Managing Director of Bain Capital, Inc. Mr. Gorgi, a director of the Company designated by the Bain Funds, is the President of certain entities which own shares, directly or indirectly through general partnership interests. Mr. Perry, Ms. Ho and Mr. Silberberg, directors of the Company designated by Perry Partners, have an interest in Perry Investors, LLC. Assuming the relative ownership interest among the Principal Stockholders remains unchanged, Bain Capital, Inc., Fleet Growth Resources, Inc. and Perry Investors, LLC will be entitled to 23.33%, 11.67% and 65%, respectively, of the fees to be paid by the Company under the Management Consulting Services Agreement. The portion of such fee each of such directors will receive, if any, is discretionary.

     Stockholders' Agreement. Pursuant to the Stockholders' Agreement, dated December 19, 1994, among the Company and the Principal Stockholders (the "Stockholders' Agreement"), each of the Principal Stockholders has agreed, among other things, (i) to vote its shares of common stock in order to elect and maintain a board of directors of the Company and each of its subsidiaries (including the Operating Company), which consists of a designated number of nominees of Perry Partners and the Bain Funds and, in the case of the Operating Company, FTD Association, an Ohio non-profit corporation, nominees as well, (ii) that certain actions taken by the Company, including (A) amending the certificate of incorporation or by-laws of the Company, (B) entering into acquisitions of assets or stock exceeding $4.0 million or (C) effectuating any merger, consolidation or sale of the Operating Company, require the approval of two of the directors nominated by Perry Partners and two of the directors nominated by the Bain Funds and (iii) to certain restrictions on transferring its shares of Class A Common Stock, including grants to the other Principal Stockholders of certain rights with respect to the sale of its Class A Common Stock.

     Norton Employment Arrangements. The Company and the Operating Company have entered into a letter agreement, dated August 18, 1998 (the "Norton Employment Agreement"), with Mr. Norton to serve as President of the Company and President and Chief Executive Officer of the Operating Company. The term of the Norton Employment Agreement expires on September 30, 2003. Mr. Norton's base salary under the Norton Employment Agreement is currently $350,000 per year, subject to merit increases in base salary as the Board of Directors may determine, in its discretion, plus an annual performance bonus as set by the Board of Directors based upon performance criteria set by the Board. Mr. Norton's annual bonus is paid at the end of the first quarter of the fiscal year based upon performance criteria met as of the end of the immediately preceding fiscal year. The Norton Employment Agreement also provides for participation by Mr. Norton in all benefit programs, including life, health and disability, available to senior executives of the Operating Company.

     Pursuant to the Norton Employment Agreement, the Company issued Mr. Norton 50,000 shares of Class A Common Stock, which are subject to restrictions on transfer and forfeiture in the event of termination of employment prior to the expiration of a specified period of time.

     The Norton Employment Agreement provides that Mr. Norton shall be paid an amount equal to twenty-four months salary if his employment is terminated (other than for cause) by the Company, provided that no severance payments will be made beyond September 30, 2003 and such severance obligations are subject to Mr. Norton's best efforts to mitigate. In addition, pursuant to the Norton Employment Agreement Mr. Norton has entered into a separate agreement with the Operating Company which provides for (i) nondisclosure of confidential information, (ii) noncompetition and (iii) nonsolicitation of customers, suppliers and employees. Such agreement is effective until three years after Mr. Norton's employment with the Company is terminated.

     The Operating Company has agreed to make a loan in the principal amount of $200,000 to Mr. Norton pursuant to a five-year, interest bearing recourse note (the "Norton Note"), with accrued interest and principal due and payable at Maturity. The Norton Note bears interest at 7% per annum. At September 30, 1998, the funds have not been borrowed under the Norton Note. All indebtedness evidenced by the Norton Note will be secured by shares of Common Stock owned by Mr. Norton. The proceeds of the loan will be used by Mr. Norton to purchase a primary residence and to assist Mr. Norton with other relocation expenses.

     Levin Note. The Operating Company loaned $150,000 to Mr. Levin pursuant to a five-year, interest bearing recourse note dated June 30, 1997 (the "Levin Note"), with accrued interest and principal due and payable at maturity. The Levin Note bears interest at 7% per annum. The proceeds of the loan were used by Mr. Levin to purchase a primary residence and to assist Mr. Levin with other relocation expenses. At September 30, 1998, $163,125 in principal and interest was outstanding under the Levin Note.

     Severance Arrangements. Pursuant to the Company's severance policy, the executive officers of the Company (other than Mr. Norton) will be paid an amount equal to twelve months salary if such executive officer's employment is terminated (other than for cause) by the Operating Company (subject to the executive officer's obligation to mitigate).

     Key Management Incentive Plan. Mr. Johnson, Mr. Piccirillo, Mr. Levin and Mr. Soenen are participants in the Company's Key Management Incentive Plan which covers approximately 50 key employees of the Company and provide bonuses in the event that (i) the Company achieves one or more targets based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization), and
(ii) the individual achieves specified goals.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE:

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the United States Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Form 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended June 30, 1998.

APPOINTMENT OF AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP to audit the books and financial records of the Company for the year ending June 30, 1999. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, will be available to respond to appropriate questions, and will be afforded the opportunity to make a statement if they desire to do so.

ANNUAL REPORT/FORM 10-K

     The Company's 1998 Annual Report to its stockholders is a reproduction of its Form 10-K filed with the SEC, excluding the Index to Exhibits and any filed exhibits, and is being mailed to all stockholders concurrently with this Information Statement. Copies of the Company's Form 10-K (without exhibits) as filed with the SEC may be obtained by writing to Attention: Secretary, FTD Corporation, 3113 Woodcreek Drive, Dowers Grove, Illinois 60515.

STOCKHOLDERS PROPOSALS

     To be considered for presentation at the annual meeting of the Company's stockholders to be held in 1999, a stockholder proposal must be received by Scott D. Levin, Secretary, FTD Corporation, 3113 Woodcreek Drive, Downers Grove, Illinois 60515, no later than September 9, 1999.

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented at the Meeting.

INCORPORATION BY REFERENCE

     The Financial Statements contained in the Annual Report accompanying this Information Statement are incorporated herein by reference.

                                         By Order of the Board of
                                                Directors,

                                          Robert L. Norton
                                          ROBERT L. NORTON
                                          President

Downers Grove, Illinois
October 12, 1998